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                                                                    EXHIBIT 3.40



                                    BYLAWS



                                      OF



                           GRAND EAGLE MINING, INC.



     I certify that the following Bylaws, consisting of four pages, each of which I have initialed for identification, are the Bylaws adopted by the Board of Directors of Grand Eagle Mining, Inc. (the "Corporation"), by a Written Action by Director dated November 22, 1993.



                                    /s/ Richard W. Ward
                                    ---------------------------
                                    Richard W. Ward, Secretary
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                                    BYLAWS

                                      OF

                           GRAND EAGLE MINING, INC.

                          1. Meeting of Shareholders
                             -----------------------

          1.1 The annual meeting of the shareholders of the Corporation shall be held at 10:00 a.m. on the first Monday in February of each year if not a legal holiday and if a legal holiday, then on the next day not a Saturday, Sunday or legal holiday.

          1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Companies' registered office.

          1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors the meeting shall be held at the Companies' registered office.

                             2. Board of Directors
                                ------------------

          2.1  The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the vote of the shareholders who (a) are present in person or by proxy at a meeting held to elect directors and (b) have a majority of the voting power of the shares represented at such meeting and entitled to a vote in the election.
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          2.2  Meetings of the Board of Directors may be called by the President or by any director.

          2.3 Unless waived as permitted by the Kentucky Business Corporation Act, notice of the time, place and purpose of each meeting of the directors shall be either (a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

                                  3.  Officers
                                      --------

          3.1 The Corporation may have one or more Vice Presidents and shall have a President, a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be elected by the Board of Directors or chosen by an officer or officers designated by it.

          3.2  The President shall have:

               (a) General charge and authority over the business of the Corporation subject to the direction of the Board of Directors,

               (b) Authority to preside at all meetings of the shareholders and of the Board of Directors,

               (c) Authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Corporation, including without limitation, any deed conveying title to any real estate owned by
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the Corporation and any contract for the sale or other disposition of any such real estate, and,

               (d) Such other powers and duties as the Board of Directors may assign.

          3.3 The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or if not designated in the order of their seniority of election), shall perform the duties of the President in his absence. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President may assign to them.

          3.4  The Secretary shall:

               (a) Issue notices of all meetings for which notice is required to be given,

               (b) Have responsibility for preparing minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation,

               (c) Have charge of the corporate record books, and

               (d) Have such other duties and powers as the Board of Directors or the President may assign.

          3.5  The Treasurer shall:

               (a) Have the custody of all funds and securities of the Corporation,

               (b) Keep adequate and correct accounts of the Corporation's affairs and transactions, and

               (c) Have such other duties and powers as the Board of Directors or the President may assign.
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          3.6  Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President may assign to them.

                         4.  Certificates and Transfers
                             --------------------------

          4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President.

          4.2 Certificates representing shares of the Corporation shall be signed (either manually or in facsimile) by the President or Vice President and by the Secretary or Treasurer.

          4.3 Transfer of shares shall be made only on the stock transfer books of the Corporation.



                                  Prepared By
                             BROWN, TODD & HEYBURN
                          3200 Capital Holding Center
                        Louisville, Kentucky 40202-3363